Exhibit 99.2

CBRE Realty Finance

Third Quarter Earnings Conference Call

November 12, 2007

Operator: Please stand by, we’re about to begin. Good day, everyone, and welcome to the CBRE Realty Third Quarter Earnings Conference Call. Today’s call is being recorded. For opening remarks and introductions, I will turn the call over to Ms. Claire Koeneman of the Financial Relations Board. Please go ahead, ma’am.

Claire Koeneman: Thank you, and good morning, everyone. Welcome to the CBRE Realty Finance conference call to discuss their Third Quarter 2007 results. The press release was distributed this morning, November 12th, and has been furnished on the Form 8-K with the SEC. If you did not receive a copy of the release, it is available on the company’s website at www.cbrerealtyfinance.com in the Investor Relations section. Additionally, we’re hosting a live webcast of today’s call which you may also access in the IR section of the company’s website.

At this time, Management would like me to inform you that certain statements made during this conference call that are not historical are based on the company’s current expectations, estimates and predictions about future events may be deemed forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. Statements in the press release and on this call regarding CBRE Realty Finance’s businesses which are not historical facts are forward-looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results that differ from those contained in the forward-looking statements, see Risk Factors in the company’s filings with the SEC, including its Annual Report on Form 10-K. All forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such events. Also, during today’s conference call, the company may discuss non-GAAP financial measures as defined by SEC, Regulation G. A reconciliation of each non-GAAP financial measure and the comparable GAAP measure and financial measure net income can be found on page eight of the press release issued today, November 12th, 2007, and on the company’s website, again, at www.cbrerealtyfinance.com by selecting the Press Release regarding the company’s third quarter earnings.

Having gone over all of that, at this time, I’d like to turn the call over to Kenneth J. Witkin, President and Chief Executive Officer at CBRE Realty Finance. Please go ahead, Ken.

Kenneth Witkin: Thank you, Claire. Good morning, and thank you for joining us on today’s conference call. Present on this call with me is Mike Angerthal, our Chief Financial Officer.

As you know, we are at an important juncture for CB Realty Finance. Since taking over approximately two months ago, I’ve been diligently working with the management team and Board of Directors to implement initial steps designed to stabilize the business, align our organization with the reality of today’s market, and to position ourselves for future opportunities. Our aggressive approach to stabilization includes coming to closure on our two foreclosed assets, implementing steps to strengthen our financial position, and reducing assets held on our warehouse line, actively exploring opportunities to monetize our 76.8 million joint venture portfolio, and intensifying our focus on monitoring risks and vigorous asset management of our $1.85 billion investment portfolio.

I will first discuss our decision not to develop our two foreclosed assets, Rodgers Forge and Monterey. In the current environment, we believe it is no longer a viable alternative for our company. Clearly, these two investments to this same sponsor was a mistake, and right now, the company is too young to venture away from its core business and to risk further investment of capital on a multi-year development strategy. The unintended distraction and impact to our financials is unacceptable, and we will take full responsibility. But it is crucial to take swift action on both of these assets to enable the company to regain its focus on its core business. Our highest priority is to get these assets behind us and turn our objectives to establishing a baseline of profitability, and in the longer term, to position the organization to restore its origination business in 2008. I, along with the entire Board and Management have reviewed every aspect of these two investments. We have initiated an expedited sale of Rodgers Forge, resulting in a negative $17.7 million charge we have taken during the third quarter. After extensive marketing of the property for sale, we have received several bids from qualified third parties. We are currently reviewing final offers, and although there are no guarantees, we anticipate closing on the transaction in the first quarter of 2008.

Turning to the Monterey, the severe dislocation during the third quarter in the capital markets and the metropolitan DC condominium markets made the previously stated business plan of the second quarter to convert the Monterey office to condominiums no longer valid. The company did an extensive evaluation on the asset as a rental project and concluded the additional cost of financing the development would not be a prudent nor attractive use of capital at this time. As such, we wrote down the entire 37 million position in the third quarter, and we plan on continuing discussions with the senior lender over the next course of actions, if any, regarding Monterey.

Despite these problems—and believe me, I am not at all trying to minimize the magnitude of these write-downs—the company does have an economic book value per share adjusting for unrealized losses on our (inaudible) portfolio and swap (sp?) positions of approximately $11.25.

The second key priority for us has been to stabilize our liquidity position. Significant steps taken the past two months include satisfying all margin deficits, as previously disclosed, associated with all warehouse line financing, and lower debt outstanding under our interim warehouse line by $100 million since the last quarter. We accomplished this primarily through repayments on assets within our two CDOs, providing for the transfer of assets off of our warehouse lines. We have established internal hurdles for the orderly reduction of our interim warehouse lines, and we are targeting debt outstanding to be left at 170 million by year-end, which was our first quarter 2008 target.

Specific to our balance sheet, we have 25.5 million of cash and cash equivalents, and 84 million of restricted cash. We ended the third quarter of 2007 with 83% of our loans in security investments match-funded (sp?), and term finance within two long-term collateral debt obligations under which we manage $1.6 billion. At September 30th, 2007, we had $23.8 million of cash available in our two CDOs, along with 51 million undrawn revolver in CDO 2 to fund future commitments on an existing loan portfolio.

Turning to our joint ventures, we continue to actively pursue opportunities to harvest our 76.8 million joint venture portfolio, and reallocate proceeds consistent with our core lending business strategy. The joint venture assets are performing satisfactorily and we remain vigilant in exploring opportunities to monetize these investments. While we are working closely with our partners to expedite the sale process, despite our best efforts, we do not directly control the timing of any exit.

The third immediate priority for the business is to intensify its focus on conducting and monitoring risk management of the $1.85 billion investment portfolio. Our company has done an excellent job of building a quality debt portfolio, but increased focus on reliable, strong asset management is the key for us to restore credibility and baseline reliability. My immediate step has been to add resources to our Asset Management team which will now all directly report to me.

As another part of this commitment and my recently joining the company, I conducted an extensive portfolio review, and overall am personally satisfied with the current performance of our core portfolio. We have no non-performing loans in our debt portfolio, and zero exposure to sub-prime. Currently, we have also reduced our condo exposure to two loans representing $46 million, of which 21 million is scheduled to be paid off in November 2007. Of note, both assets are in New York City, which continues to be the strongest condominium market in the United States.

Looking at our loan portfolio, excluding CMBS, 62% of the portfolio is whole loans, while the balance of 38% is in subordinated debt. This portfolio continues to be diversified by geography and property type—45% is office, 20% multi-family, 8% hotel. This same loan portfolio, geographically, has three areas of 10%-plus concentration, including California at 26%, New York at 19%, Arizona at 11%, and is 54% fixed at 46% floating. The loan-to-value of the entire loan portfolio is 70%.

In addition to our loan portfolio, our CMBS portfolio has a triple B-minus rating and consists of 67 securities, total a carrying value of $265 million. Nearly 70% of the CMBS portfolio is investment grade, and the overall CMBS portfolio loan-to-value is less than 65%. Most importantly is that the CMBS portfolio seasoning is, on average, 34 months since the loan origination date. Underwriting criteria was significantly stronger when these loans were originated.

Turning to our watch lists, subsequent to the quarter-end, we added one $42.8 million B-Note, representing 2.3% of our investment portfolio at September 30th, 2007. The $42.8 million B-Note is secured by a Class A parcel of land in New York, and there is 200 million behind our position. The loan was extended 60 days in the fourth quarter, and the sponsor added 156 million of cash to enhance his position as he completes refinancing of the project. All in all, we have every expectation this loan will be repaid by maturity, or, at worst case, year-end.

As for our dividends, our investment portfolio is in the position on a run-rate basis to generate an approximate $0.20 dividend per share, excluding any impact of joint ventures. The performance and stability gives us confidence to reiterate the fourth quarter dividend and previously annualized dividend guidance for 2007 of $0.80 per diluted common share from core activities. We anticipated a $0.10 contribution to our common dividend, resulting from value created by our joint venture portfolio. Value is expected to be realized, but as discussed earlier in this call, we do not control the timing of any exits, and the contribution to the dividends may not occur during 2007.

With that all said, I’d now like to take a step back and talk about the future of CBRE Realty Finance. I’ve been here two months, and the collective resources of the company have been focused on stabilization, enhancing liquidity, diligent asset and risk management, as well as moving past our two foreclosed assets. While we are taking some lumps in the back half of 2007 as we clean things up, we have realized tangible progress. Regarding the state of the industry, I’ve listened to many of my peer conference calls who all have spent a good deal of time providing insightful views of market conditions.

We all know the challenges, and I’d rather allow more time to queue any portion of this call and not reiterate chapter-and-verse of what you all have already heard. However, collectively, this is something all of my peers agree on—there are opportunities, and to be positioned to capitalize on our core business opportunities when the market turns around, we are committed to creating a sustainable business focused on core competencies. The foundation of this effort will be our infrastructure and, similar to my extensive review of our investment portfolio, I have and will continue to carefully review the entire team at CBF (sp?). I am confident we will have the capabilities, skill sets, and motivation to deliver on our core competencies, and have a platform in place from which to grow.

At the same time, we have baseline cash flows of $0.80 from our two CDOs, providing stability to our dividend level, which is important. Our business opportunity will be focused solely on leveraging our origination channel, to originate and/or invest in a diversified portfolio of commercial real estate loans and securities. We remain diligent in enhancing our financial flexibility and plan to restart our lending program when we are comfortable with the expected pricing of, and have reasonable access to capital, both in debt and equity markets. As part of this commitment, our entire management team is collectively pursuing several equity and debt (sp?) capital-raising loan services, including active discussion with capital providers to potentially partner and take advantage of market opportunities today.

With that, I’m going to end my formal comments by reiterating that my sole focus, and the focus of the organization and the Board, is the execution of a very aggressive turnaround plan, steadfast in our effort to maintain credit quality, and improving the performance of our organization in a sustainable way. When that solid infrastructure is created, we can then think about enhancing our position when the capital market is stabilized.

I’d now like to turn the call over to Mike to provide an overview of our third quarter results. Mike.

Michael Angerthal: Thanks, Ken. Third quarter results were framed by the 54.7 million or $1.80 per share negative impact from the two assets that were foreclosed on during the second quarter of this year. Net loss for the third quarter was 50 million or $1.64 per share, and AFFO was negative 48.1 million or negative $1.58 per share. Given the magnitude on this quarter from the impairments, I’m not going to follow my usual script of highlighting the details of the income statement, but I’ll spend time reviewing the key changes in the balance sheet line items impacted by these impairments, and then provide some depth on the company’s liquidity situation.

Discussing Rodgers Forge, the outcome of the marketing effort to execute on the strategy to exit the asset through sale indicated that values for the project were severely impacted by the dislocation in the capital markets, changes in cap rates, and a wide slowdown in the Baltimore area condo market. That has led to a $17.7 million impairment to the carrying value of the company’s position. The valuation was derived by averaging the highest Letters of Intent received from credible bidders. These bid values, the asset approximately 25% lower than the project value anticipated in the prior quarter.

As for the Monterey, in the third quarter, the impact on the capital markets and the slowdown in the Metro DC condominium market led to the conclusion that the highest and best use of the project would be development as a rental. The company employed a thorough internal review process and used the services of a third-party appraisal firm to estimate the fair value of the project based on these changed circumstances. The asset decline in the third quarter is approximately 20% lower than the project value anticipated in the prior quarter. That analysis led to the conclusion that recoverability of the company’s $37 million position was remote.

The balance sheet line items impacted directly by these actions are Real Estate Net, which decreased 8 million from the prior quarter, related to a portion of the Rodgers Forge impairment, and Assets Held For Development, which decreased 43.6 million, related to the remaining Rodgers Forge impairment and the full impairment recorded on the Monterey project.

Let me highlight the impact on book value during the quarter. We noted in the press release book value at $9.65 per share, including the full impact of both of these impairments. Also worth noting is that GAAP book value is reduced by approximately $1.60 per share, related to the unrealized market adjustments for the company’s CMBS and hedge portfolio which the company expects to hold to maturity. When considering these adjustments, economic book value as of September 30 is approximately $11.25 per share.

Finally, regarding liquidity, the company ended the third quarter with a cash position of 25 million and approximately 25 million of capacity available through its two CDOs. Given transactions that have closed or are committed to, at this point, the company anticipates ending the year with 20-25 million of cash on hand, and having nearly 90% of its assets term-financed through the $1.6 billion portfolio of assets within its two CDOs. This flexibility has enabled the company to work in an orderly manner with its line lender, with a plan to reduce warehouse exposure and continue to reposition the balance sheet toward the core business.

With that, I’d like to turn the call back over to Ken.

Kenneth Witkin: Thanks, Mike. We are focused on executing a diligent transition with conservative business plans that have been well-planned and well-analyzed. I am confident that they will be improving CBR Realty Finance performance significantly over time. Looking ahead, I think what’s important—clarity, accountability, and most importantly, execution—I, along with the Board, also believe in maintaining productive communication with our shareholders.

So, thanks, everybody, for your attention, and your interest in CBF. We will now turn the call over to the Operator to answer any questions any of you may have.

Operator: Thank you. A question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute button is disengaged to allow your signal to reach our equipment. Once again, that’s star, one to ask a question. We’ll pause for a moment to assemble the queue.

We’ll go to David Boardman with Wachovia.

David Boardman: Good morning, and thank you for taking my questions. I was just wondering if you could frame up, kind of, the thoughts of what you’re planning to do with the warehouse line. Looks like you’re taking assets out of there, putting it into the CDO and CDO assets to repay (sp?). Is this a line that you intend to, you know, fully walk away from, or is it just the committed balance looking to be declined and this will still be a viable funding source for short-term loan originations?

Kenneth Witkin: David, it’s Ken. Right now, our plan is to be reducing our line. We have not discussed utilizing the line for future revolving capabilities. The focus right now is simply to transfer loans from the line into the CDO, and quite frankly, the way we see the market right now, we’re not actively looking at the market given where we think…we don’t know where the bottom is at this point.

David Boardman: You highlighted that the loan percentage in Arizona is 11%, yet you only had two condo loans, both in New York. I was wondering if you could describe, kind of, your activities in Arizona—whether these might be land loans. And then also, maybe a land loan percentage on your portfolio.

Kenneth Witkin: Other than the loan with The Drake (sp?), we have no land loans in the portfolio. Actually, you know what, it’s The Drake, and we have one very small land loan in Florida, on Brickle (sp?) Avenue. But Arizona is mostly multi-family.

David Boardman: Mostly. Okay. As far as the condo loans in New York, you said you expect to get repaid on one of them. Is that just due to it coming due and sales, you know, being closed, or is there some other exit on that asset? And I was wondering if you could highlight, you know, basically on both of those loans when they were originated, are they the same borrower? Any more specifics would be great—maybe where your cost basis on your attachment point might be compared to others on the market on assets in those locations.

Kenneth Witkin: That’s a great question. In fact, just so you know, the one loan that’s being repaid is being repaid because it’s a good story, and it’s been highly successful, and it’s really a restructuring of the financing to make it actually more attractive to the sponsor.

Tom Podgorski, who runs our origination this year, I’m going to let him address some of the earlier origination questions you have.

Thomas Podgorski: Thanks, Ken. Yeah, the first deal was the, that Ken referenced is a loan that was originated in March of this year, and as he mentioned, is being paid off early because the condo sales to-date are ahead of plan at prices which are in excess of our pro forma. So that’s a very positive story, and the repayment will include the prepayment of our income in a spread maintenance formula.

The prior loan was a loan, I think, that was refinanced earlier this year from a 2006 origination, and was, again, paid off in full in a different part of New York—it was in the Upper East Side. So, it was a pretty prominent, large loan that we were a piece of. So, hopefully, that gives you some color there.

David Boardman: Okay, thank you. I’ll just get back in the queue.

Operator: We’ll go next to Douglas Harter, Credit Suisse.

Douglas Harter: Just on the warehouse line, I was wondering if you could talk about, have there been any additional margin calls or, sort of, the risk that you have for additional margin calls.

Kenneth Witkin: There have not been any additional margin calls and I think it’s clear to say we always have that risk. But I would also say that we’ve had a very positive dialog with our lender, and we are working through those issues and expect a positive outcome.

Douglas Harter: Thanks. And, what are the, sort of, the outlook for repayments in the next several quarters, both contractual and any, you know, any early ones? You know, is that expected to slow down, sort of, given the liquidity environment?

Kenneth Witkin: Well, what’s interesting is when I look across the next four quarters, we have approximately $240 million scheduled to mature. Of the 240 million, all the loans except two—and there were 10—have extension options from one to three years.

Douglas Harter: Okay.

Kenneth Witkin: So that’s the maturity schedule for the next four quarters. That would be second quarter ‘07 right through second quarter ‘08. And by the way, the second, just so you know, the repayments on the second quarter ‘07—one of them has already been repaid that was paid early which, there was $21 million, and then the B-note I addressed earlier is scheduled to repay as well. The one that we put on watch for 42.8 million. And we expect that to be paid off by year-end.

Douglas Harter: Great. And, I was just wondering if you could comment, are there any, sort of, future funding commitments on any of your JV investments, and, you know, just to be clear, are there any future funding investments on the two foreclosed assets at this point?

Kenneth Witkin: Of the four JV…for the JVs, we have eight JV investments remaining. Four of them have future funding commitments for a total of $5 million.

Douglas Harter: Okay.

Kenneth Witkin: And we’re not expecting, you know, the portfolio, as far as, and I do apologize—I’ve been here only two months—but from what I could see, I have found the JV portfolio to be satisfactory.

Douglas Harter: Thank you (cross talk).

Kenneth Witkin: You’re welcome. Thank you.

Operator: We’ll go next to Klaus von Stutterhein, Deutsche Bank.

Klaus von Stutterhein: Hi, I have two questions. One of them, and I should probably know the answer to this but, the joint ventures—I never understood—what are these joint ventures? What do they consist of? Then I have a second, unrelated question.

Kenneth Witkin: The joint ventures are equity investments the company made alongside sponsors where the structure has typically been, CBF has put up 90% of the equity and the sponsors put up approximately 10% which is, on average, the way these develop, these yields have been structured. The sponsor controls the exit of these investments which, when we booked them, the anticipation was a three-year life, on average. As far as the portfolio goes, we have a total, there’s a total of…to make it so I can explain it, about 2.8 million square feet of real estate, of which 2 million is office, and the predominant amount of this office—about a million and a half of that office space is in Boston, and about—not about—and 500 million (sp? Should be 500,000?) of that office space is in Philadelphia. In a Class A office building, I should point out. We have 166,000 square feet of retail, 561,000 square feet which equates to 715 apartments, multi-family, and then we have 71,000 feet of industrial.

Klaus von Stutterhein: Are these—these are the valid properties and they’re just repositioning them by getting them ready for sale, is that…?

Kenneth Witkin: (Inaudible), with the exception…there was one that was a… the retail was a development grounds-up (sp?) investment just outside Washington, in Hyattsville, Maryland, and is completed and leased. And, we are really finishing it off and we’re hoping this will be a first or second quarter 2008 sale. Everything else is exactly as you’ve described, which one would call transition.

Klaus von Stutterhein: Okay. And the second, unrelated and, sort of, obvious question is, I assume you’re not thinking about issuing any equity with the stock at, just anywhere near this price, right?

Kenneth Witkin: Absolutely, positively correct.

Klaus von Stutterhein: Okay. Thank you.

Kenneth Witkin: You’re welcome.

Operator: We’ll go next to Don Fandetti, CitiGroup.

Don Fandetti: Ken, I wanted to get your thoughts on the value of the relationship with Melody and CBG, and do you see any changes to either of those?

Kenneth Witkin: I see no change in the relationship. One of the reasons, when I came here, was the support of CBG Melody, and, you know, there is no question that the original strategy has its benefits from the perspective of the origination platform of Melody. This will be a benefit to us when we’re able to get our origination platform operating again. But I can just say unequivocally, I’ve had nothing but support from the CBG Melody organization.

Don Fandetti: Okay. And, can you talk a little about the history of this watch list NAS (sp?) loan. It sounds like you think it will get paid off, but did you just buy it from The Street or…how did you get that loan?

Kenneth Witkin: I’m going to let, if you don’t mind, I mean, I’m happy to answer the question, but I think Tom Podgorski could actually give you the best color.

Thomas Podgorski: Hey, Don. Yeah, we bought that, you know, directly from a Wall Street group that originated the loan. We underwrote and purchased it at the time of origination and received information and color from our New York CBRE affiliates.

Don Fandetti: And when did you buy that asset?

Thomas Podgorski: Earlier this year.

Don Fandetti: Okay. Ken, I think investors are concerned that maybe there are some other issues in the core portfolio, just given the history. What makes you so confident, you know, that you’re stabilized there, and what are your expectations for losses and delinquencies in your portfolio?

Kenneth Witkin: What, when I…obviously, when one starts in a situation as I did, I think the first thing that prudence dictates is taking a look at the portfolio in detail, and that I did act personally in detail, and we took a look at the CMBS portfolio which is performing, which is within the CDO, and is performing excellently. In fact, the, there’s been 10 upgrades, two downgrades within that portfolio, and additionally, the delinquencies of that portfolio are outperforming the market at this time.

The, as far as the loan book—I went through, personally, every loan in the portfolio and at least from, let’s call it a 5,000-foot level at this point, I’m confident that these deals have been structured and were bought in the part of the risk curve that was probably on the more conservative side for our company. So, that’s the best I can tell you at this point, and I can also, which I mentioned, I felt important enough to have Asset Management and all the function Asset Management report to me directly because, from my view is, that the CEO in this type of environment should be absolutely held accountable for being very proactive and identifying issues in advance. And so, I’m willing to take that accountability.

Don Fandetti: Okay, thanks.

Kenneth Witkin: You’re welcome.

Operator: And we’ll take a follow-up from David Boardman, Wachovia.

David Boardman: And thank you very much. You highlighted the seasoning and the average seasoning on your CMBS book. I was wondering if you could highlight what percentage of that might’ve been, kind of, you know, late ‘06, early ‘07 originations or vintages (sp?).

Kenneth Witkin: We, well, ‘07 is very small. And, David, could we, can we have a follow-up with you on that?

David Boardman: Sure.

Kenneth Witkin: And anyone else, and we’ll get you the exact information.

We don’t believe that, we don’t believe it’s an issue and we feel pretty strongly that these were originated before the underwriting, sort of, got a little dicey.

David Boardman: Okay, thank you very much. Also, with the, with your warehouse facility, are you in compliance with all covenants at this time?

Michael Angerthal: David, it’s Mike Angerthal. We received covenant waivers for the third quarter 2007, so, given those waivers—and I think the most notable waiver is the interest coverage calculation, and we did receive waivers for those in our, in constant discussions with our line lender.

David Boardman: Okay. One last question. One of the, I guess, criticisms of the company before was the portfolio that was originated from Melody and the stuff (sp?), the deal flow that you would get from there was, kind of, lower yield and, you know, I was just wondering—you, Ken, and the origination capabilities you bring to the platform. You know, are there others that you know in the industry that you would like to add on to CBF or, what sort of deal flow do you bring that could supplement the Melody channel?

Kenneth Witkin: I think the other area we would need to focus on, and what I do believe I bring, is the ability to direct origination. In addition to the Melody channel. I mean, clearly, there is a view of other mortgage, large mortgage banking companies that compete with Melody that we need to, sort of, get over the hurdle that doing business with us doesn’t mean that their customer becomes a Melody customer. And that’s really going to be something that we have to just work on. The other part of this is, and I must tell you, you know, the Melody operation is gigantic, and managing and qualifying the kind of business we do better was one of the issues, when I was hired, and a concern of the Board that needed to be done, because when you just say to Melody, “We’re in business, send us deals,” it becomes overwhelming and, I think, as a company, what we need to do much better is get very specific and very focused in terms of what exactly do we want to do, and direct our associates at Melody to that information.

David Boardman: Okay, thank you very much.

Operator: And again, ladies and gentlemen, that’s star, one to ask a question. Star, one.

And it appears there are no further questions at this time. I’d like to turn the conference back over to Management for any additional closing remarks.

Kenneth Witkin: Thank you, Operator. Nothing more than we appreciate the time everyone’s taken to be on the call, and appreciate the questions, and I want to reiterate I am available at any time to speak with anyone about any subject they would like in the future.

Operator: And that concludes today’s conference. Thank you for your participation. You may disconnect at this time.